Name of Registrant:
Templeton Dragon Fund, Inc.

File No. 811-08394

Exhibit Item No. 77C Matter Submitted to a Vote of Security Holders

The Annual Meeting of Shareholders of Templeton Dragon Fund, Inc. (the "Fund") was held at the Fund's offices, 500 East Broward Boulevard, Fort Lauderdale, Florida, on May 29, 2009. The purposes of the meeting was to elect four (4) Directors. At the meeting, the following persons were elected by the shareholders to serve as Directors of the Fund: Ann Torre Bates, David W. Niemiec, Frank A. Olson and Robert E. Wade.* No other business was tranacted at the meeting.

The results of the voting at the Annual Meeting are as follows:

Prosposal; The election of four Directors:



Term Expiring 2012 For        % of         % of    Withheld % of        % of
                              outstanding  Shares           outstanding Shares
                              Shares       Voted            Shares      Present
                                                                      and Voting
Ann Torre Bates    26,9321,523 71.11%      80.32% 6,599,612 17.43%     19.68%
David W. Niemiec   26,970,210  71.21%      80.43% 6,560,925 17.32%     19.57%
Frank A. Olson     26,829,292  70.84%      80.01% 6,701,843 17.70%     19.99%
Robert E. Wade     27,041,501  71.40%      80.65% 6,489,634 17.14%     19.35%


*Harris J. Ashton, Frank J. Crothers, Edith E. Holiday, Charles B. Johnson, Gregory E. Johnson, Larry D. Thompson and Constantine D. Tseretopoulos.